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                                                                  EXHIBIT 10(ee)



                                             January 25, 1999



Troy K. Hoskins
Post Office Box 128
Florence AL  35631

Dear  Troy:

         I am very pleased that you have agreed to join Martin Industries, Inc. (the "Company") as Vice President of Materials. In order to provide you with a degree of financial stability, I am authorized on behalf of the Company to extend to you a continuation of your salary in the event of the "Termination of Your Employment" during the "Protection Period," as those terms are defined below.

         1. Protection Period. The "Protection Period" shall be that period of time from the date of this letter through and including December 31, 1999.

         2. Salary Continuation. If there is a Termination of Your Employment during the Protection Period, you will continue to receive your then current salary for the 6-month period following the date of the Termination of Your Employment, which will be paid on a semi-monthly basis and shall be subject to all required withholding taxes.

         3. Additional Severance Pay. If your semi-monthly "earned income," as defined below, during the second 6-month period following the Termination of Your Employment is less than the semi-monthly salary continuation received by you pursuant to paragraph 2 above, the Company will pay you the difference between that semi-monthly salary continuation and the amount of earned income which you actually receive or are entitled to receive during each semi-monthly period in that second 6-month period. Those payments will be made on a semi-monthly basis and shall be subject to all required withholding taxes.

         4. Definition of Termination of Your Employment. "Termination of Your Employment" for purposes of this letter is defined to mean the termination of your full-time employment with the Company for any reason other than (i) your death, (ii) your permanent disability (as defined in any disability plan maintained by the Company or, in the event there is no such plan or definition, your inability to perform your full-time duties for a period of 60 consecutive days due to a physical or mental illness or incapacity), (iii) your voluntary termination of employment with the Company, or (iv) the termination of your employment by the Company for cause as determined in the Company's reasonable judgment (which shall include your conviction for a felony, your gross or willful misconduct which is not in the Company's best interest, and any act or omission on your part which results in your receiving an improper benefit at the Company's expense).

         5. Computation of Earned Income. For purposes of this letter, "earned income" shall mean any income either received by you or available to you as a result of (i) your employment with another employer, (ii) income earned by you as a sole proprietor or partner, or (iii) income earned by you as an independent contractor. In order for you to be entitled to any additional severance pay as provided in paragraph 3 above, you will need to certify in writing to the Company on the 15th and 30th of each month during the second 6-month period following the Termination of Your Employment as to whether or not you have earned income or are entitled to earned income and, if so, the source and amount of that income.

         6. Agreement Not to Compete. No additional severance payments shall be paid to you at any time that you are employed by, or otherwise associated with, a company or person that is in competition with the Company.

         7. Employment Status. Notwithstanding any provisions in this letter, you will remain an at-will employee of the Company, whose employment may be terminated by the Company at any time subject to your rights to receive the salary continuation and additional severance payments as specified in paragraphs 2 and 3 above, respectively.



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         I hope that this letter and the benefits extended hereunder address your need for financial security. I look forward to your continued employment with the Company and thank you for your ongoing efforts.

                                   Very truly yours,

                                   MARTIN INDUSTRIES, INC.



                                       /s/ ROBERT L. GOUCHER
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                                       Robert L. Goucher
                                       President and Chief Executive Officer